Exhibit 5.1

October 30, 2009

Adobe Systems Incorporated

345 Park Avenue

San Jose, CA  95110

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the registration by Adobe Systems Incorporated (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering and sale of up to 9,226,916 shares of the Registrant’s common stock, $.0001 par value (the “Shares”), issuable pursuant to the Omniture, Inc. 1999 Equity Incentive Plan, the Omniture, Inc. 2006 Equity Incentive Plan, the Omniture, Inc. 2007 Equity Incentive Plan, Omniture, Inc. 2008 Equity Incentive Plan, Visual Sciences, Inc. (formerly, WebSideStory, Inc.) Amended and Restated 2000 Equity Incentive Plan, the Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2004 Equity Incentive Award Plan, the Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2006 Employment Commencement Equity Incentive Award Plan, the Avivo Corporation 1999 Equity Incentive Plan, The Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002, the Touch Clarity Limited 2006 U.S. Stock Plan and Registrant’s 2005 Equity Incentive Assumption Plan, as amended  (each, a “Plan”).

In connection with this opinion, I have examined the Registration Statement and related Prospectuses, the Registrant’s Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.  I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

I am opining herein as to the effect on the subject transactions of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and in reliance thereon, it is my opinion that, upon the issuance and sale of the Shares in accordance with the terms of the respective Plan and in the manner contemplated by the Registration Statement, and subject to the Registrant completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the respective Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or when certificates representing the Shares have been signed by an authorized officer of the transfer agent and registrar therefor, the Shares will be validly issued, fully paid and nonassessable securities of the Registrant. In rendering the foregoing opinion, I have assumed that the Registrant will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stuart Fagin
Stuart Fagin, Esq.
Associate General Counsel